EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2014 Second Quarter and First Six Months Financial Results

•	Consolidated net sales increased 12.1% to a record $3.04 billion in the quarter and increased 10.8% to a record $5.41 billion in six months

•	Net sales from stores open more than twelve calendar months increased 9.8% in the quarter

•	Diluted net income per common share increased 19.5% to a record $2.94 per share in the quarter, including a $.06 per share EPS loss from Comex, and increased 13.7% to a record $4.06 per share in six months, including an $.18 per share EPS loss from Comex

•	Anticipates 3Q14 sales increase of 9% to 14% and EPS in the range of $3.15 to $3.25; Expects Comex 3Q14 sales impact of $120 million to $130 million and EPS loss of approximately $.05 per share

•	Increasing FY14 EPS guidance to $8.50 to $8.70 per share, including a Comex EPS loss of $.35 per share, vs. $7.26 per share in 2013

CLEVELAND, OHIO, July 17, 2014 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2014. Compared to the same periods in 2013, consolidated net sales increased $329.1 million, or 12.1%, to $3.04 billion in the quarter and increased $528.5 million, or 10.8%, to $5.41 billion in six months due primarily to higher paint sales volume in our Paint Stores Group and acquisitions. Acquisitions increased consolidated net sales 4.6% in the quarter and 4.5% in six months. Unfavorable currency translation rate changes decreased consolidated net sales 0.9% in the quarter and 1.3% in six months.

Diluted net income per common share in the quarter increased to $2.94 per share from $2.46 per share in 2013, and increased in six months to $4.06 per share from $3.57 per share last year. The quarter and six months 2013 diluted net income per common share included charges of $.08 per share related to Brazil tax assessments. The increases in second quarter and six month diluted net income per common share were due primarily to improved operating results of the Paint Stores and Consumer Groups. Acquisitions decreased diluted net income per common share by $.06 per share and $.18 per share in the quarter and six months, respectively. Currency translation rate changes decreased diluted net income per common share by $.02 per share in the quarter and $.05 per share in six months.

Net sales in the Paint Stores Group increased 17.2% to $1.88 billion in the quarter and increased 16.9% to $3.24 billion in six months due primarily to higher architectural paint sales volume across all end market segments and acquisitions. Acquisitions increased net sales 6.5% in the quarter and 6.8% in six months. Net sales from stores open for more than twelve calendar months increased 9.8% in the quarter and increased 9.0% in six months over last year’s comparable periods. Paint Stores Group segment profit increased $42.9 million to $375.9 million in the quarter from $333.0 million last year and increased $59.4 million to $522.1 million in six months from $462.7 million last year due primarily to higher paint sales volume partially offset by the loss from acquisitions and increases in selling, general and administrative expenses. Acquisitions had an unfavorable impact on segment profit of $10.4 million in the quarter and $27.1 million in six months. Segment profit as a percent to net sales decreased in the quarter to 20.0% from 20.7% last year and decreased in six months to 16.1% from 16.7% in 2013 due to the impact of acquisitions.

Net sales of the Consumer Group increased 10.1% to $433.4 million in the quarter and increased 8.0% to $758.7 million in six months due primarily to higher volume sales to most of the Group’s retail customers and the impact of acquisitions. Acquisitions increased net sales 5.0% and 4.5% in the quarter and six months, respectively. Segment profit increased to $92.5 million in the quarter from $79.0 million last year and increased to $143.6 million in six months from $133.0 million last year due primarily to higher volume sales, improved operating efficiencies and profit from acquisitions. Acquisitions increased segment profit $2.7 million in the quarter and $2.1 million in six months. As a percent to net external sales, segment profit increased in the quarter to 21.3% from 20.1% last year and was flat in six months at 18.9%.

The Global Finishes Group’s net sales stated in U.S. dollars increased 6.1% to $544.6 million in the quarter due primarily to higher paint sales volume and selling price increases. Six month sales stated in U.S. dollars increased 4.2% to $1.04 billion due primarily to selling price increases partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 0.3% in the quarter and 0.9% in six months. Stated in U.S. dollars, segment profit increased in the quarter to $54.9 million from $54.5 million last year due primarily to higher paint sales volume and selling price increases partially offset by charges of $4.5 million in the quarter related to the exit of our business in Venezuela. Six month segment profit increased to $101.3 million from $88.4 million last year due primarily to improved operating efficiencies and selling price increases partially offset by the Venezuela charges in the quarter. Unfavorable currency translation rate changes decreased segment profit $0.6 million in the quarter and $2.3 million in six months. As a percent to net external sales, segment profit was 10.1% in the quarter versus 10.6% last year and 9.7% in six months compared to 8.8% in 2013.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 8.9% to $181.2 million in the quarter and decreased 9.5% to $363.6 million in six months due primarily to unfavorable currency translation rate changes and lower paint sales volume partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 11.3% in the quarter and 13.9% in six months. Stated in U.S. dollars, segment profit increased in the quarter to $5.7 million from $0.9 million last year due primarily to an $11.8 million charge recorded in the second quarter 2013 related to a Brazil tax assessment and selling price increases partially offset by lower volume sales, increasing raw material costs and unfavorable currency translation rate changes. Stated in U.S. dollars, segment profit in six months decreased to $15.6 million from $21.7 million last year due primarily to lower volume sales, increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases and the Brazil tax assessment in 2013. Unfavorable currency translation rate changes decreased segment profit $2.9 million in the quarter and $6.8 million in six months. As a percent to net external sales, segment profit improved in the quarter to 3.1% from 0.4% last year and decreased in six months to 4.3% from 5.4% in 2013.

The Company acquired 2.03 million shares of its common stock through open market purchases in the quarter and 3.33 million shares in six months. The Company had remaining authorization at June 30, 2014 to purchase 8.83 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased with the continued strong positive sales and earnings per share momentum. Our Paint Stores Group continues to lead with sales volume and operating results. Our Consumer Group and Global Finishes Group, excluding the Venezuela charges, continue to show operating margin improvements. The Paint Stores Group architectural volume growth was strong across all end market segments. The Comex acquisition is performing better than expected in the year. Our Consumer Group improved its operating results through higher volume sales and operating efficiencies. Our Global Finishes Group continues to improve its operating margins through improved operating efficiencies. The Latin America Coatings Group is minimizing the impact on its core operating margins through selling price increases and good cost control, although we are not satisfied with the results.

“We are continuing to invest in our business. In the first six months, Paint Stores Group opened 33 net new stores. For the year, we expect our Paint Stores Group to open 80 to 90 new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at June 30, 2014 was 11.7% compared to 12.0% last year. During the quarter, we continued to buy shares of our stock, and we increased the dividend rate to $.55 from $.50 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the third quarter, we anticipate our consolidated net sales will increase nine to fourteen percent compared to last year’s third quarter. At that anticipated sales level, we estimate diluted net income per common share in the third quarter of 2014 to be in the range of $3.15 to $3.25 per share compared to $2.55 per share earned in the third quarter of 2013. This guidance includes our expectation that the Comex acquisition will increase net sales $120 million to $130 million and reduce diluted net income per common share by approximately $.05 per share in the third quarter. For the full year 2014, we expect consolidated net sales to increase eight to thirteen percent compared to full year 2013. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2014 to a range of $8.50 to $8.70 per share compared to $7.26 per share earned in 2013. This annual guidance includes our expectation that the Comex acquisition will increase net sales by a low single digit percentage in the year and negatively impact diluted net income per common share $.35 per share in 2014.”

The Company will conduct a conference call to discuss its financial results for the second quarter and first six months, and its outlook for the third quarter and full year 2014, at 11:00 a.m. EDT on Thursday, July 17, 2014. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 17th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 7, 2014 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2014	2013	2014	2013
Net sales	$3,042,995	$2,713,889	$5,409,551	$4,881,057
Cost of goods sold	1,633,342	1,480,310	2,933,997	2,684,627
Gross profit	1,409,653	1,233,579	2,475,554	2,196,430
Percent to net sales	46.3%	45.5%	45.8%	45.0%
Selling, general and administrative expenses	969,183	837,124	1,853,271	1,615,803
Percent to net sales	31.8%	30.8%	34.3%	33.1%
Other general expense—net	770	485	198	4,432
Interest expense	16,374	15,069	32,768	30,380
Interest and net investment income	(757)	(698)	(1,346)	(1,447)
Other (income) expense—net	(5,147)	715	(4,644)	(2,006)

Income before income taxes	429,230	380,884	595,307	549,268
Income taxes	137,783	123,597	188,403	175,796

Net income	$291,447	$257,287	$406,904	$373,472

Net income per common share:
Basic	$3.00	$2.51	$4.14	$3.65
Diluted	$2.94	$2.46	$4.06	$3.57
Average shares outstanding—basic	96,599,869	101,665,737	97,716,539	101,813,398

Average shares and equivalents outstanding—diluted	98,541,909	103,896,780	99,688,557	104,031,718

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 17th release.

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